EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports First Quarter Results
ATLANTA, June 11, 2025 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its first quarter of fiscal 2025 ended May 3, 2025.
Consolidated net sales in the first quarter of fiscal 2025 were $393 million compared to $398 million in the first quarter of fiscal 2024. EPS on a GAAP basis was $1.70 compared to $2.42 in the first quarter of fiscal 2024. On an adjusted basis, EPS was $1.82 compared to $2.66 in the first quarter of fiscal 2024.
Tom Chubb, Chairman and CEO, commented, “We were able to deliver sales and adjusted EPS within our guidance ranges for the first quarter despite uncertain tariff and trade dynamics that are significantly impacting our industry and operating landscape. Despite the increasing headwinds, we were led by a low double digit increase at Lilly Pulitzer as the brand’s current assortment is resonating strongly with its core consumer, and overall sales were only modestly lower than last year. At the same time, we were able to maintain strong gross margins above 64%."
Mr. Chubb concluded, “I am proud of the way the teams across our Company have responded swiftly to rapidly changing trade and tariff developments. Our teams have made meaningful progress in diversifying and shifting our supply chain to reduce our exposure to future tariff developments. We believe that our portfolio of differentiated lifestyle brands and strong balance sheet will enable us to navigate this uncertain period, manage the business to drive long-term shareholder value and provide an opportunity to gain market share in the current environment. We will continue to focus on what we can control, including executing our strategy and servicing our customers.”
First Quarter of Fiscal 2025 versus Fiscal 2024

Net Sales by Operating Group	First Quarter
($ in millions)	2025	2024	% Change
Tommy Bahama	$216.2	$225.6	(4.2%)
Lilly Pulitzer	99.0	88.4	12.0%
Johnny Was	43.5	51.2	(15.1%)
Emerging Brands	34.2	33.0	3.8%
Other	(0.1)	(0.1)	NM
Total Company	$392.9	$398.2	(1.3%)
•Consolidated net sales of $393 million decreased compared to sales of $398 million in the first quarter of fiscal 2024.
◦Full-price direct-to-consumer (DTC) sales decreased 3% to $249 million versus the first quarter of fiscal 2024.
▪Full-price retail sales of $135 million were 1% lower than the prior-year period.
▪E-commerce sales of $114 million were 5% lower than the prior-year period.

◦Outlet sales of $18 million were comparable to the prior period.
◦Food and beverage sales were $34 million, a 3% decrease versus the prior-year period.
◦Wholesale sales increased 4% to $92 million versus the first quarter of fiscal 2024.
•Gross margin was 64.2% on a GAAP basis, compared to 64.9% in the first quarter of fiscal 2024. On an adjusted basis, gross margin was 64.3% compared to 65.4% in the first quarter of fiscal 2024. The decreased gross margin on a GAAP basis was primarily due to (1) increased freight expenses to e-commerce customers at Tommy Bahama, (2) increased markdowns during clearance events at Lilly Pulitzer and Johnny Was and (3) a change in sales mix with wholesale sales, including off-priced wholesale sales, representing a higher proportion of net sales. We also incurred $1 million of additional charges in cost of goods sold in the first quarter of fiscal 2025 resulting from the U.S. tariffs on imported goods implemented in the first quarter of fiscal 2025. These decreases were partially offset by a $2 million lower LIFO accounting charge in the first quarter of fiscal 2025 compared to the first quarter of fiscal 2024.
•SG&A was $223 million compared to $213 million last year with approximately $6 million, or 59%, of the increase is related to increases in employment costs, occupancy costs and depreciation expense due to the opening of 31 new brick and mortar retail locations since the first quarter of fiscal 2024. This includes the 8 net new stores including 2 Tommy Bahama Marlin Bars opened in the first quarter of fiscal 2025. We also incurred pre-opening expenses related to some of the approximately 7 additional stores planned to open during the remainder of fiscal 2025, including an additional Tommy Bahama Marlin Bar. On an adjusted basis, SG&A was $221 million compared to $210 million in the prior-year period.
•Royalties and other operating income decreased $1 million to $7 million in the first quarter of fiscal 2025 primarily due to decreased royalty income in Tommy Bahama reflecting the lower sales of our licensing partners.
•Operating income was $36 million, or 9.2% of net sales, compared to $52 million, or 13.2% of net sales, in the first quarter of fiscal 2024. On an adjusted basis, operating income decreased to $39 million, or 9.8% of net sales, compared to $57 million, or 14.4% of net sales, in the first quarter of fiscal 2024.
•Interest expense increased to $2 million from $1 million in the prior year period. The increased interest expense was primarily due to a higher average outstanding debt balance during the first quarter of fiscal 2025 than the first quarter of fiscal 2024.
•The effective income tax rate in the first quarter of fiscal 2025 was 24.1% which primarily reflects the benefit derived from a reduction in income tax expense as a result of the receipt of interest from a U.S. federal income tax receivable and the remeasurement of deferred tax balances due to changes in state tax rates partially offset by a net increase to uncertain tax positions during the quarter. The effective tax rate in the first quarter of fiscal 2024 was 25.6% which primarily reflects the unfavorable remeasurement of deferred tax assets and an increase to uncertain tax positions partially offset by a favorable return-to-provision adjustment for a foreign subsidiary.

Balance Sheet and Liquidity
Inventory increased $18 million, or 12%, on a LIFO basis and $20 million, or 9%, on a FIFO basis compared to the end of the first quarter of fiscal 2024. Inventories increased in all operating segments with the exception of Johnny Was due primarily to impacts associated with the U.S. tariffs that were implemented in first quarter of fiscal 2025 including (1) accelerated purchases of inventory before the anticipated implementation of increased tariffs and (2) increased costs capitalized into inventory after the implementation of the tariffs. At the end of the first quarter of fiscal 2025, our inventory balances included an additional $3 million of costs associated with the increased tariffs implemented in the first quarter of fiscal 2025.
During the first quarter of fiscal 2025, cash used in operations was $4 million compared to cash provided by operations of $33 million in the first quarter of fiscal 2024. The cash used in operations reflects the result of lower net earnings, working capital needs, including accelerating inventory purchases, and $12 million of capitalizable implementation costs associated with cloud computing arrangements.
Borrowings outstanding increased to $118 million at the end of the first quarter of fiscal 2025 compared to $19 million and $31 million of borrowings outstanding at the end of the first quarter of fiscal 2024 and the fourth quarter of fiscal 2024, respectively. During the first quarter of fiscal 2025, share repurchases of $51 million, capital expenditures of $23 million primarily associated with the project to build a new distribution center in Lyons, Georgia, and the opening of eight new stores, including two Tommy Bahama Marlin Bars, $12 million of capitalizable implementation costs associated with cloud computing arrangements, dividend payments of $10 million, and working capital requirements exceeded cash flow from operations. The Company had $8 million of cash and cash equivalents at the end of both the first quarter of fiscal 2025 and the first quarter of fiscal 2024.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.69 per share. The dividend is payable on August 1, 2025 to shareholders of record as of the close of business on July 18, 2025. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2025 ending on January 31, 2026, the Company revised its sales and EPS guidance. The Company now expects net sales in a range of $1.475 billion to $1.515 billion as compared to net sales of $1.52 billion in fiscal 2024. In fiscal 2025, GAAP EPS is expected to be between $2.28 and $2.68 compared to fiscal 2024 GAAP EPS of $5.87. Adjusted EPS is expected to be between $2.80 and $3.20, compared to fiscal 2024 adjusted EPS of $6.68. The revised fiscal 2025 EPS and adjusted EPS guidance includes $40 million in additional tariff costs, or $2.00 per share on an after-tax basis.
For the second quarter of fiscal 2025, the Company expects net sales to be between $395 million and $415 million compared to net sales of $420 million in the second quarter of fiscal 2024. GAAP EPS is expected to be between $0.92 and $1.12 in the second quarter of fiscal 2025 compared to a GAAP EPS of $2.57 in the second quarter of fiscal 2024. Adjusted EPS is expected to be between $1.05 and $1.25 compared to adjusted EPS of $2.77 in the second quarter of fiscal 2024. The revised second quarter of fiscal 2025 EPS guidance includes $15 million in additional tariff costs, or $0.75 per share on an after-tax basis.

The Company anticipates interest expense of $8 million in fiscal 2025, with interest expense expected to be between $1 million and $2 million per quarter for the remainder of fiscal 2025. The Company’s effective tax rate is expected to be approximately 26% for the full year of fiscal 2025.
Capital expenditures in fiscal 2025, including the $23 million in the first quarter of fiscal 2025, are expected to be approximately $120 million compared to $134 million in fiscal 2024. The planned year-over-year decrease relates primarily to lower anticipated new store openings in fiscal 2025. We expects a year-over-year net increase of approximately 15 full price stores by the end of fiscal 2025, including three new Marlin Bars. The $120 million in expected capital expenditures in fiscal 2025 includes capital expenditures of approximately $70 million related to the completion of the project to build a new distribution center in Lyons, Georgia, including $10 million in the first quarter of fiscal 2025, and capital expenditures related to new stores and Tommy Bahama Marlin Bars.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 25, 2025 by dialing (412) 317-6671 access code 13753975.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include net adjusted earnings, adjusted net earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, volatile and/or elevated interest rates, concerns about a potential global recession, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;
•risks relating to our product sourcing decentralization efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment;
•acquisition activities (such as the acquisition of Johnny Was);
•global supply chain constraints that have, and could continue, to affect freight, transit, and other costs;
•costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food & beverage locations;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters, such as the 2024 hurricanes impacting the Southeastern United States;
•lack of or insufficient insurance coverage;
•the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;

•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;
•our ability to identify and secure suitable locations for new retail store and food & beverage openings;
•the timing and cost of retail store and food & beverage location openings and remodels, technology implementations and other capital expenditures;
•the timing, cost and successful implementation of changes to our distribution network;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;
•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate, including the impact of potential changes in U.S. tax laws and regulations;
•the risk of impairment to goodwill and other intangible assets such as the recent impairment charges incurred in our Johnny Was segment; and
•geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2024 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 3,	May 4,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$8,175	$7,657
Receivables, net	105,501	87,918
Inventories, net	162,334	144,373
Income tax receivable	271	19,437
Prepaid expenses and other current assets	41,253	38,978
Total Current Assets	$317,534	$298,363
Property and equipment, net	281,504	193,702
Intangible assets, net	255,768	259,147
Goodwill	27,403	27,185
Operating lease assets	372,452	319,308
Other assets, net	63,195	41,183
Deferred income taxes	21,850	18,088
Total Assets	$1,339,706	$1,156,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$86,212	$73,755
Accrued compensation	21,417	19,340
Current portion of operating lease liabilities	64,119	65,366
Accrued expenses and other liabilities	69,007	67,124
Total Current Liabilities	$240,755	$225,585
Long-term debt	117,714	18,630
Non-current portion of operating lease liabilities	360,935	296,080
Other non-current liabilities	27,879	23,806
Shareholders’ Equity
Common stock, $1.00 par value per share	14,875	15,634
Additional paid-in capital	194,893	183,126
Retained earnings	385,761	396,933
Accumulated other comprehensive loss	(3,106)	(2,818)
Total Shareholders’ Equity	$592,423	$592,875
Total Liabilities and Shareholders’ Equity	$1,339,706	$1,156,976

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2025	Fiscal 2024
Net sales	$392,861	$398,184
Cost of goods sold	140,575	139,823
Gross profit	$252,286	$258,361
SG&A	222,708	213,103
Royalties and other operating income	6,628	7,193
Operating income	$36,206	$52,451
Interest expense, net	1,726	874
Earnings before income taxes	$34,480	$51,577
Income tax expense	8,299	13,204
Net earnings	$26,181	$38,373

Net earnings per share:
Basic	$1.72	$2.46
Diluted	$1.70	$2.42
Weighted average shares outstanding:
Basic	15,222	15,597
Diluted	15,404	15,844
Dividends declared per share	$0.69	$0.67

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2025	Fiscal 2024
Cash Flows From Operating Activities:
Net earnings	$26,181	$38,373
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	14,529	13,586
Amortization of intangible assets	2,434	2,955
Equity compensation expense	3,605	4,051
Amortization and write-off of deferred financing costs	96	96
Deferred income taxes	(1,440)	6,059
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(33,078)	(24,571)
Inventories, net	5,271	15,151
Income tax receivable	5,053	112
Prepaid expenses and other current assets	(2,973)	4,051
Current liabilities	(7,376)	(15,365)
Other balance sheet changes	(16,244)	(11,575)
Cash (used in) provided by operating activities	$(3,942)	$32,923
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(28)	(240)
Purchases of property and equipment	(23,427)	(11,894)
Cash used in investing activities	$(23,455)	$(12,134)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(94,125)	(136,216)
Proceeds from revolving credit arrangements	180,733	125,542
Repurchase of common stock	(50,526)	—
Proceeds from issuance of common stock	482	513
Cash dividends paid	(10,381)	(10,549)
Other financing activities	(224)	—
Cash provided by (used in) financing activities	$25,959	$(20,710)
Net change in cash and cash equivalents	(1,438)	79
Effect of foreign currency translation on cash and cash equivalents	143	(26)
Cash and cash equivalents at the beginning of year	9,470	7,604
Cash and cash equivalents at the end of period	$8,175	$7,657

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2025	Fiscal 2024	% Change
Tommy Bahama
Net sales	$216.2	$225.6	(4.2)%
Gross profit	$139.7	$148.3	(5.8)%
Gross margin	64.6%	65.7%
Operating income	$30.7	$42.6	(27.9)%
Operating margin	14.2%	18.9%
Lilly Pulitzer
Net sales	$99.0	$88.4	12.0%
Gross profit	$64.9	$59.3	9.5%
Gross margin	65.6%	67.0%
Operating income	$18.1	$15.5	16.7%
Operating margin	18.3%	17.6%
Johnny Was
Net sales	$43.5	$51.2	(15.1)%
Gross profit	$28.1	$33.2	(15.4)%
Gross margin	64.7%	64.9%
Operating (loss) income	$(3.4)	$0.3	(1124.0)%
Operating margin	(7.8) %	0.7%
Emerging Brands
Net sales	$34.2	$33.0	3.8%
Gross profit	$20.3	$19.5	4.0%
Gross margin	59.3%	59.2%
Operating income	$1.9	$3.8	(49.8)%
Operating margin	5.6%	11.5%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM
Gross profit	$(0.8)	$(2.0)	NM
Operating loss	$(11.2)	$(9.9)	NM
Consolidated
Net sales	$392.9	$398.2	(1.3)%
Gross profit	$252.3	$258.4	(2.4)%
Gross margin	64.2%	64.9%
SG&A	$222.7	$213.1	4.5%
SG&A as % of net sales	56.7%	53.5%
Operating income	$36.2	$52.5	(31.0)%
Operating margin	9.2%	13.2%
Earnings before income taxes	$34.5	$51.6	(33.1)%
Net earnings	$26.2	$38.4	(31.8)%
Net earnings per diluted share	$1.70	$2.42	(29.8)%
Weighted average shares outstanding - diluted	15.4	15.8	(2.8)%

	First Quarter
ADJUSTMENTS	Fiscal 2025	Fiscal 2024	% Change
LIFO adjustments(1)	$0.5	$2.2
Amortization of Johnny Was intangible assets(2)	$1.9	$2.7
Impact of income taxes(3)	$(0.6)	$(1.3)
Adjustment to net earnings(4)	$1.8	$3.7
AS ADJUSTED
Tommy Bahama
Net sales	$216.2	$225.6	(4.2)%
Gross profit	$139.7	$148.3	(5.8)%
Gross margin	64.6%	65.7%
Operating income	$30.7	$42.6	(27.9)%
Operating margin	14.2%	18.9%
Lilly Pulitzer
Net sales	$99.0	$88.4	12.0%
Gross profit	$64.9	$59.3	9.5%
Gross margin	65.6%	67.0%
Operating income	$18.1	$15.5	16.7%
Operating margin	18.3%	17.6%
Johnny Was
Net sales	$43.5	$51.2	(15.1)%
Gross profit	$28.1	$33.2	(15.4)%
Gross margin	64.7%	64.9%
Operating (loss) income	$(1.5)	$3.1	(148.4)%
Operating margin	(3.4)%	6.0%
Emerging Brands
Net sales	$34.2	$33.0	3.8%
Gross profit	$20.3	$19.5	4.0%
Gross margin	59.3%	59.2%
Operating income	$1.9	$3.8	(49.8)%
Operating margin	5.6%	11.5%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM
Gross profit	$(0.3)	$0.2	NM
Operating loss	$(10.7)	$(7.6)	NM
Consolidated
Net sales	$392.9	$398.2	(1.3)%
Gross profit	$252.8	$260.6	(3.0)%
Gross margin	64.3%	65.4%
SG&A	$220.8	$210.4	4.9%
SG&A as % of net sales	56.2%	52.8%
Operating income	$38.6	$57.4	(32.8)%
Operating margin	9.8%	14.4%
Earnings before income taxes	$36.9	$56.5	(34.8)%
Net earnings	$28.0	$42.1	(33.5)%
Net earnings per diluted share	$1.82	$2.66	(31.6)%

	First Quarter	First Quarter	First Quarter
	Fiscal 2025	Fiscal 2025	Fiscal 2024
	Actual	Guidance(5)	Actual
Net earnings per diluted share:
GAAP basis	$1.70	$1.61 - 1.81	$2.42
LIFO adjustments(1)(6)	0.02	0.00	0.11
Amortization of Johnny Was intangible assets(2)(6)	0.09	0.09	0.13
As adjusted(4)	$1.82	$$1.70 - $1.90	$2.66

	Second Quarter	Second Quarter
	Fiscal 2025	Fiscal 2024
	Guidance(7)	Actual
Net earnings per diluted share:
GAAP basis	$0.92 - 1.12	$2.57
LIFO adjustments(8)	0.00	0.03
Amortization of Johnny Was intangible assets(2)(6)	0.13	0.13
Johnny Was distribution center relocation costs(9)(6)	0.00	0.04
As adjusted(4)	$1.05 - 1.25	$2.77

	Fiscal 2025	Fiscal 2024
	Guidance(7)	Actual
Net earnings per diluted share:
GAAP basis	$2.28 - 2.68	$5.87
LIFO adjustments(8)	0.02	0.16
Amortization of Johnny Was intangible assets(2)(6)	0.50	0.51
Johnny Was distribution center relocation costs(9)(6)	0.00	0.14
As adjusted(4)	$2.80 - 3.20	$6.68

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(4)Amounts in columns may not add due to rounding.
(5)Guidance as issued on March 27, 2025.
(6)Adjustments shown net of income taxes.
(7)Guidance as issued on June 11, 2025.
(8)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(9)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106	106
Retail-food & beverage	23	23	25	24
Outlet	35	36	37	36
Total Tommy Bahama	160	162	168	166
Lilly Pulitzer full-price retail store	60	60	61	64
Johnny Was
Full-price retail store	75	76	77	77
Outlet	3	3	3	3
Total Johnny Was	78	79	80	80
Emerging Brands
Southern Tide full-price retail store	20	24	28	30
TBBC full-price retail store	4	5	5	5
Total Oxford	322	330	342	345

Fiscal 2025
Tommy Bahama
Full-price retail store	103
Retail-food & beverage	26
Outlet	36
Total Tommy Bahama	165
Lilly Pulitzer full-price retail store	65
Johnny Was
Full-price retail store	77
Outlet	3
Total Johnny Was	80
Emerging Brands
Southern Tide full-price retail store	35
TBBC full-price retail store	8
Total Oxford	353